Exhibit 99.1

HERBALIFE LTD.

STOCK APPRECIATION RIGHT AWARD AGREEMENT

(Inducement Award)

This Stock Appreciation Right Agreement (this “Agreement”) is dated as of _______ (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and _______ (“Participant”).

WHEREAS, as a material inducement to Participant agreeing to become employed by the Company or one or more of its Subsidiaries and in compliance with New York Stock Exchange Listing Rule 303A.08, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has approved this Stock Appreciation Right Award (as defined below) with respect to the Company’s Common Stock; and

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Award granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Grant.

(a) The Company hereby grants to the Participant an Award of _______ Stock Appreciation Rights (the “Award”). The Award has been granted as an “inducement” award under New York Stock Exchange Listing Rule 303A.08 outside of the Company’s existing equity compensation plans. However, the Award will be governed in all respects as if issued under the Herbalife Ltd. Amended and Restated 2023 Stock Incentive Plan (the “Plan”), as currently in effect and as may be amended hereafter from time to time, the terms of which are incorporated herein by reference. Each Stock Appreciation Right represents the right to receive, upon exercise of the Stock Appreciation Right pursuant to this Agreement, from the Company, a payment, paid in shares of Common Stock, equal to (i) the excess of the Fair Market Value, on the date of exercise, of one share of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan) over the Base Price (as defined below) of the Stock Appreciation Right, divided by (ii) the Fair Market Value, on the date of exercise, of one share of Common Stock, subject to terms and conditions set forth herein and in the Plan.

(b) The “Base Price” for the Stock Appreciation Right shall be $____ per share (subject to adjustment as set forth in Section 15 of the Plan).

(c) Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2. Time for Exercise.

(a) The Award will become vested and exercisable in accordance with the following schedule: (i) one-third of the Stock Appreciation Rights will become vested and exercisable on the first anniversary of the Grant Date, (ii) one-third of the Stock Appreciation Rights will become vested and exercisable on the second anniversary of the Grant Date and (iii) the remaining one-third of the Stock Appreciation Rights subject to the Award will become vested and exercisable on the third anniversary of the Grant Date.

(b) Section 15 of the Plan shall govern the treatment of the Award upon a Change in Control.

3. Expiration. The Award shall expire on the tenth (10th) anniversary of the Grant Date; provided, however, that the Award may earlier terminate as provided in this Paragraph 3 and/or in Section 15 of the Plan.

(a) Upon termination of Participant’s employment with the Company and/or its Subsidiaries for any reason, that portion of the Award that is not vested and exercisable (after giving effect to any acceleration of vesting pursuant to this Agreement or otherwise) will terminate on the date of such termination of continuous service.

(b) Upon termination of Participant’s employment with the Company and/or its Subsidiaries, that portion of the Award that is vested and exercisable, will terminate in accordance with the following:

(i) if Participant’s employment with the Company and/or its Subsidiaries is terminated for Cause, the vested and exercisable portion of the Award will terminate on the date of such termination;

(ii) if Participant’s employment with the Company and/or its Subsidiaries or affiliates is terminated by reason of Participant’s death or disability (as such term is defined the Plan), or for any other reason than for Cause, the vested and exercisable portion of the Award will terminate on the date that is ninety (90) days immediately following the date of such termination.

(c) For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in any written employment agreement between Participant and the Company or one or more of its Subsidiaries, as the same may be amended or modified from time to time, or if Participant is not party to any such written employment agreement, then the term “Cause” shall mean the occurrence of any of the following acts or circumstances: (i) conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or any of its Subsidiaries; (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (iii) performance of Participant’s duties in a manner that is detrimental to the Company or any of its Subsidiaries, including, but not limited to that which results in, the severe deterioration of the financial performance of the Company or any of its Subsidiaries; (iv) failure to adhere to the reasonable/lawful directions of the Chief Executive Officer of the Company or the Board, to adhere to the Company’s or any Subsidiary’s policies or practices or to devote substantially all of Participant’s business time and efforts to the business of the Company; (v) breach of any provision of any agreement, including an employment agreement, between Participant and the Company or any of its Subsidiaries, which covers confidentiality or proprietary information or contains nonsolicitation or non-competition provisions; or (vi) breach in any material respect of the terms and provisions of Participant’s employment agreement, if any, or any agreement between Participant and the Company or any of its Subsidiaries.

4. Method of Exercise. The Award may be exercised by delivery to the Company (attention: Corporate Secretary) of a notice of exercise in the form specified by the Company specifying the number of shares with respect to which the Award is being exercised or in such other manner permitted by the Company.

5. Fractional Shares. No fractional shares may be purchased upon any exercise.

6. Compliance With Legal Requirements.

(a) Notwithstanding anything to the contrary, the Award shall not be exercisable and no Common Stock shall be issued or transferred pursuant to this Agreement or the Plan unless and until the Tax Withholding Obligation (as defined below), and all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been satisfied. Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Stock under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Stock issued pursuant to the exercise of the Award, or (iv) obtaining the consent or approval of any governmental regulatory body.

(b) Participant understands that the Company is under no obligation to register the issuance of the Common Stock pursuant to this Agreement or register for resale the Common Stock issued upon exercise of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Award and/or any resales by Participant or other subsequent transfers by Participant of any Common Stock issued as a result of the exercise of the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Stock underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agents for exercising the Award and/or for such resales or other transfers. The sale of the shares underlying the Award must also comply with other applicable laws and regulations governing the sale of such shares.

7. Shareholder Rights. Participant shall not be deemed a shareholder of the Company with respect to any of the Common Stock subject to the Award, except to the extent that such shares shall have been purchased by and transferred to Participant.

8. Withholding Taxes.

(a) Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or, if different, Participant’s employer (the “Employer”) may take with respect to any tax withholding obligations that arise in connection with the Award, and Participant acknowledges and agrees that all taxes owed in connection with the Award may exceed the amount actually withheld by the Company or the Employer, if any. The Company and the Employer do not make any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award or the subsequent sale of Common Stock issuable pursuant to the Award or the receipt of any dividends or dividend equivalent rights. The Company and the Employer do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability or achieve a particular tax result.

(b) Prior to any event in connection with the Award (e.g., vesting or settlement in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. Notwithstanding the foregoing, any Tax Withholding Obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under the Award as determined by the Company in its discretion. In the event that such withholding in shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by accepting the Award, (i) Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf (pursuant to this authorization and without further consent) a whole number of shares from those shares of Common Stock issued to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable Tax Withholding Obligations, (ii) the Company or the Employer may withhold from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer and/or (iii) the Company may require Participant to make a cash payment in an amount necessary to satisfy all applicable Tax Withholding Obligations. Further, if Participant is subject to any applicable Tax Withholding Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.

(c) The Company may withhold or account for Tax Withholding Obligations by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Participant may seek a refund from the local tax authorities to the extent Participant wishes to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, Participant may be required to pay any additional Tax Withholding Obligations directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax Withholding Obligations is satisfied by withholding in shares of Common Stock, for tax purposes, Participant will be deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax Withholding Obligations. The Company may refuse to issue or deliver the Common Stock or the proceeds of the sale of Common Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax Withholding Obligations.

9. Assignment or Transfer Prohibited. Unless otherwise determined by the Committee, the Award may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of Participant only by Participant or Participant’s guardian or legal representative. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar processes. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

10. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee (including any subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

11. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. However, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of this Agreement shall control. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

12. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall form or amend an employment or services contract or confer upon Participant any right to continued employment or other service with the Company or any of its subsidiaries or affiliates.

13. Data Privacy. Participant understands that the Company and one or more of its Subsidiaries or affiliates may collect, maintain, process and disclose certain personal information about Participant for the exclusive purpose of implementing, administering and, managing the Plan. Such information may include, but is not limited to: Participant’s name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, compensation, nationality, job title, employment location, any shares of Common Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor. Participant further understands that such personal information will be transferred to one or more third parties selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that such data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation.

14. Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company reasonably may request in order to carry out the intent or accomplish the purposes of this Agreement and the Plan.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award made under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn by Participant. If the attempted electronic delivery of such documents fails, Participant will be provided with a paper copy of the documents. Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.

16. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Insider Trading Restrictions. Participant acknowledges that Participant is subject to insider trading laws and regulations which may affect his or her ability to accept, acquire, sell or otherwise dispose of Common Stock or rights to Common Stock (e.g., Stock Units or Stock Appreciation Rights) during such times Participant is considered to have “material nonpublic information” regarding the Company as defined in U.S. federal and state securities laws and regulations. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Compliance Policy. Participant acknowledges that it is his or her responsibility to comply with all applicable insider trading laws and regulations and to review the Company’s Insider Trading Compliance Policy and comply with the restrictions therein. Participant is advised to review the Company’s Insider Trading Policy and speak to his or her personal advisor on this matter.

19. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

20. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

21. Governing Law/Choice of Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware and applicable U.S. federal law, without reference to principles of conflict of laws, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[PARTICIPANT]	HERBALIFE LTD.